EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-268687 and 333-239357) on Form S-3 and Registration Statements (Nos. 333-263624, 333-254045, 333-237140, 333-230282 and 333-224018) on Form S-8 of Cue Biopharma, Inc. of our report dated March 21, 2023, relating to the consolidated financial statements of Cue Biopharma, Inc., appearing in this Annual Report on Form 10-K of Cue Biopharma, Inc. for the year ended December 31, 2022.

/s/ RSM US LLP

Boston, MA

March 21, 2023